UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
February 16, 2017
Date of Report (Date of earliest event reported)
ADVANCED MICRO DEVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
One AMD Place Sunnyvale, California 94085 (Address of principal executive offices) (Zip Code)

(408) 749-4000
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Incentive Plan Bonuses for Fiscal 2016
On February 16, 2017, the Compensation and Leadership Resources Committee of the Board of Directors (the “Board”) of Advanced Micro Devices, Inc. (the “Company”) approved the following annual cash performance bonuses under the Company’s Executive Incentive Plan (the “EIP”) to the Named Executive Officers (as defined in the Company’s most recent proxy statement filed with the U.S. Securities and Exchange Commission on March 24, 2016). Pursuant to the EIP, the annual cash performance bonuses were based on the Company’s performance during the 2016 fiscal year (i.e., December 26, 2015 to December 31, 2016) as evaluated against the following pre-established Company-wide financial measures: adjusted non-GAAP net income, revenue and adjusted non-GAAP free cash flow.

Named Executive Officer	Annual Cash Performance Bonuses
Devinder Kumar, Senior Vice President, Chief Financial Officer and Treasurer	$172,250
Jim Anderson, Senior Vice President and General Manager, Computing and Graphics Business Group	$162,500
Forrest E. Norrod, Senior Vice President and General Manager, Enterprise, Embedded and Semi-Custom Business Group	$172,250
Mark D. Papermaster, Chief Technology Officer and Senior Vice President, Technology and Engineering	$178,750

    On February 17, 2017, the Board approved the following annual cash performance bonus under the EIP for the Company’s President and Chief Executive Officer:

Lisa T. Su, President and Chief Executive Officer	$432,656

The annual cash performance bonuses under the EIP for 2016 for the Company’s President and Chief Executive Officer and each of the other Named Executive Officers listed above is approximately 33% of their respective 2016 target cash bonus opportunity.  These bonus awards will be paid in April 2017.
The Company intends to provide additional information regarding the 2016 annual cash performance bonuses in the Company’s proxy statement for the 2017 Annual Meeting of Stockholders of the Company, which is expected to be filed with the Securities and Exchange Commission in March 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 21, 2017
ADVANCED MICRO DEVICES, INC.
By: /s/ Harry A. Wolin
Name: Harry A. Wolin
Title: Senior Vice President and General Counsel